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Ford Motor Company U.S. Sales Up 18 Percent; Ford Fusion, Ford Escape and new Lincoln MKZ Set Sales Records

•	Ford Motor Company April U.S. sales up 18 percent compared to last year - best April sales since 2007, with cars up 21 percent, utilities up 16 percent and trucks up 16 percent

•	Fusion and Escape both establish April sales records, with sales increases of 24 and 52 percent respectively

•	F-Series, America's best-selling pickup for 36 years, posts a 24 percent increase, with sales of 59,030 - best April sales results since 2006

•	Lincoln overall sales up 21 percent; MKZ delivers its best monthly sales performance ever - with April sales passing the 4,000 vehicle mark for the first time in MKZ history

DEARBORN, Mich., May 1, 2013 - Ford's April sales climbed 18 percent with gains across the portfolio - with cars up 21 percent, utilities up 16 percent, and trucks up 16 percent. Retail sales were up 27 percent.

“We are working harder than ever to keep pace with record demand for our all-new, fuel-efficient Fusion and Escape - with sales growth particularly strong on the coasts,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “F-Series pickups also continue to build on their momentum as the housing and construction industries rebound.”

Fusion continues its strong sales run with best-ever April sales results of 26,722 vehicles, a 24 percent increase over record year-ago April levels. The strongest retail sales increases for Fusion continue to come from the western and southeastern U.S. - with the sales in the West doubling in April and the Southeast up 70 percent.

Escape also had its strongest April sales since its launch 13 year ago, reporting a 52 percent increase with 25,826 vehicles sold.

Sales of America's best-selling pickup, the Ford F-Series increased 24 percent, with 59,030 pickups sold. This represents F-Series best April sales results since 2006. It also is the 21st straight monthly sales increase for F-Series - with sales up 19 percent year to date.

In April, Lincoln sales increased 21 percent. The new Lincoln MKZ established an all-time monthly sales record, with 4,012 vehicles sold for the month - breaking the 4,000 vehicle mark for the first time ever.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 175,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.